Exhibit 99.1

For Immediate Release	News Announcement

Misonix Appoints Patrick J. Beyer to Board of Directors

Leading Medical Tech Executive Brings Extensive Industry Knowledge,

Strategic Leadership and Financial Expertise to Board

FARMINGDALE, N.Y., May 14, 2021 — Misonix, Inc. (Nasdaq: MSON) (“Misonix” or the “Company”), a provider of minimally invasive therapeutic ultrasonic medical devices and regenerative products that enhance clinical outcomes, today announced its Board of Directors has appointed Patrick J. Beyer as an independent member of the Board. Mr. Beyer joined the Board on May 12, 2021.

“Pat is a highly respected, purpose-driven leader who has a proven, long-term track record of success throughout his career in the healthcare industry,” stated Stavros Vizirgianakis, Chief Executive Officer of Misonix. “Pat has been an integral member of ConMed’s executive team and his leadership expertise in strategy, business development, operations and finance will be valuable to Misonix in supporting our goals for sustainable revenue growth and profitability, as well as the enhancement of long-term shareholder value. We are very excited to have Pat join our Board and look forward to his contributions as we continue to strengthen and grow our business by leveraging our cutting-edge ultrasonic technology and regenerative products to deliver best-in-class solutions with demonstrated clinical benefits that improve patient outcomes.”

Mr. Beyer is currently President of International and Global Orthopedics for ConMed Corporation (“ConMed”), a publicly held medical technology company, a position in which he has served since October 2020. Mr. Beyer previously served as President of ConMed International. Prior, Mr. Beyer served as Chief Executive Officer of ICNet, a privately held infectious control software company from 2010 to 2014 when the company was sold. Prior to this, Mr. Beyer spent 21 years at Stryker Corporation where he led Stryker Europe from 2005 to 2009; Stryker UK, South Africa and Ireland from 2002 to 2005 and Stryker Medical from 1999 to 2002. Mr. Beyer graduated from Kalamazoo College with a BA in Economics, obtained his MBA in Finance from Western Michigan and attended Harvard Business School’s Advanced Management Program.

Mr. Beyer stated, “I am very excited to join the Misonix Board of Directors and be part of a growing company with leading ultrasonic products and procedural solutions powered by proprietary technology and backed by robust clinical data. I look forward to sharing my experience and knowledge with the Board and management team to advance the Company’s strategic growth objectives and maximize the many significant opportunities in front of Misonix to disrupt large markets and expand share.”

About Misonix, Inc.

Misonix, Inc. (Nasdaq: MSON) is a provider of minimally invasive therapeutic ultrasonic medical devices and regenerative tissue products. Its surgical team markets and sells BoneScalpel and SonaStar, which facilitate precise bone sculpting and removal of soft and hard tumors and tissue, primarily in the areas of neurosurgery, orthopedic, plastic and maxillo-facial surgery. The Company’s wound team markets and sells TheraSkin, Therion, TheraGenesis and SonicOne to debride, treat and heal chronic and traumatic wounds in inpatient, outpatient and physician office sites of service. At Misonix, Better Matters! That is why throughout the Company’s history, Misonix has maintained its commitment to medical technology innovation and the development of products that radically improve outcomes for patients. Additional information is available on the Company’s web site at www.misonix.com.

Contact:

Joe Dwyer	Norberto Aja, Jennifer Neuman
Chief Financial Officer	JCIR
Misonix, Inc. 631-927-9113	212-835-8500 or mson@jcir.com